Exhibit 99.1

CORMEDIX INC. REPORTS PROGRESS ON LOCK-IT 100 DATA REVIEW AND APPOINTS PAUL CHEW AS CONSULTANT ADVISOR CMO

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More than 75% of key data for Neutrolin® Phase 3 LOCK-IT 100 reviewed and source-verified for pre-planned interim analysis
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Dr. Paul Chew, cardiologist and seasoned biopharmaceutical executive appointed as Consultant Advisor CMO

Berkeley Heights, NJ – May 29, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that the Company’s clinical operations team has reviewed and source-verified more than 75% of data for the interim analysis of the Phase 3 LOCK-IT 100 study for Neutrolin®. The pace of source verification continues to accelerate, and the Company is on schedule to complete this work by the end of June 2018.

Neutrolin is currently under clinical development in the U.S. as an investigational drug and its safety and efficacy has not been evaluated by FDA. In Europe, Neutrolin is approved as a CE-marked medical device.

“We have made significant progress on our data collection efforts for our Phase 3 LOCK-IT 100 study for Neutrolin. In the last two weeks alone we have increased the percentage of data reviewed and source verified from 54% to 75%,” said Liz Masson, EVP Head of Clinical Operations. “Our focus remains to ensure that all the required data for the interim analysis is correct and source-verified as quickly as possible.”

Khoso Baluch, Chief Executive Officer of CorMedix commented, “We look forward to providing more updates as we approach our planned completion of this work and the DSMB review scheduled for July. The conclusion of the interim verification and analysis of data will bring us one step closer to the completion of this study and ultimately to making Neutrolin available in the U.S. to prevent costly and potentially deadly catheter-related bloodstream infections. The team continues to identify new potential CRBSI cases which occurred subsequent to the early December 2017 deadline. These cases are being prepared for submission to the Clinical Adjudication Committee (CAC) on an ongoing basis.”

Additionally, the Company is pleased to announce the appointment of Paul Chew, M.D., as Consultant Advisor Chief Medical Officer to CorMedix, replacing the previous CMO who resigned last year. Gary Gelbfish, M.D. will focus on board-level matters while also continuing to provide clinical advice related to the interim analysis as requested. The Company is grateful to Dr. Gelbfish for his expert assistance and significant contributions during this critical period of preparing for the interim analysis.

On his appointment, Dr. Chew commented, “I am thrilled to be joining Liz Masson and the CorMedix team as we near the LOCK-IT 100 interim analysis. Neutrolin has the potential to significantly reduce catheter-related blood stream infections, a major unmet medical need. I also look forward to contributing to CorMedix research aimed broadly toward finding a preventative solution to decrease the threat of infection in patients with a central venous catheter as well as in other treatment conditions.”

Dr. Chew is a board certified internist and cardiologist by training and has held several executive positions at major pharmaceutical companies during his distinguished career bringing faster cures and treatments to patients. He served as Senior Vice-President, Global Chief Medical Officer, and U.S. R&D head at Sanofi as well as Vice President, Medical Affairs, U.S. at Bristol-Myers Squibb. He has a substantial history of working with the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA) including lead sponsor representation at FDA Advisory Committees and EMA Scientific Advisory Groups. Dr. Chew has spent more than 20 years at the Johns Hopkins University and School of Medicine, where he received his B.Sc. in Human Biology, received his M.D., completed his residency, and held various faculty positions.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials, including the interim analysis for the ongoing Phase 3 clinical trial; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the ongoing LOCK-IT 100 trial and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin®; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

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